                          AGREEMENT AND PLAN OF MERGER



                          Dated as of February 1, 1998



                                     between



                         HARVEYS ACQUISITION CORPORATION



                                       and



                             HARVEYS CASINO RESORTS

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I

         DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II

          THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.01.  THE MERGER . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.02.  CLOSING. . . . . . . . . . . . . . . . . . . . . 8
               SECTION 2.03.  EFFECTIVE TIME . . . . . . . . . . . . . . . . . 9
               SECTION 2.04.  EFFECTS OF THE MERGER. . . . . . . . . . . . . . 9
               SECTION 2.05.  ARTICLES OF INCORPORATION AND BY-LAWS. . . . . . 9
               SECTION 2.06.  DIRECTORS. . . . . . . . . . . . . . . . . . . . 9
               SECTION 2.07.  OFFICERS . . . . . . . . . . . . . . . . . . . .10
               SECTION 2.08.  FURTHER ACTIONS. . . . . . . . . . . . . . . . .10

ARTICLE III

           CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . .10
               SECTION 3.01.  EFFECT ON CAPITAL STOCK. . . . . . . . . . . . .10
               SECTION 3.02.  EXCHANGE OF CERTIFICATES . . . . . . . . . . . .12

ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . . . . . . . .14
               SECTION 4.01.  ORGANIZATION, STANDING AND CORPORATE POWER . . .14
               SECTION 4.02.  SUBSIDIARIES . . . . . . . . . . . . . . . . . .14
               SECTION 4.03.  CAPITAL STRUCTURE. . . . . . . . . . . . . . . .15
               SECTION 4.04.  AUTHORITY; NONCONTRAVENTION. . . . . . . . . . .15
               SECTION 4.05.  OPINION OF FINANCIAL ADVISOR . . . . . . . . . .17
               SECTION 4.06.  SEC DOCUMENTS; FINANCIAL STATEMENTS. . . . . . .17
               SECTION 4.07.  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . .18
               SECTION 4.08.  LITIGATION . . . . . . . . . . . . . . . . . . .19

               SECTION 4.09.  ABSENCE OF CHANGES IN BENEFIT PLANS. . . . . . .19
               SECTION 4.10.  EMPLOYEE BENEFITS; ERISA . . . . . . . . . . . .19
               SECTION 4.11.  TAXES. . . . . . . . . . . . . . . . . . . . . .22
               SECTION 4.12.  ENVIRONMENTAL MATTERS. . . . . . . . . . . . . .23
               SECTION 4.13.  PERMITS; COMPLIANCE WITH GAMING LAWS . . . . . .25
               SECTION 4.14.  STATE TAKEOVER STATUTES; CHARTER PROVISIONS. . .26
               SECTION 4.15.  BROKERS. . . . . . . . . . . . . . . . . . . . .27
               SECTION 4.16.  TRADEMARKS, ETC. . . . . . . . . . . . . . . . .27
               SECTION 4.17.  TITLE TO PROPERTIES. . . . . . . . . . . . . . .28
               SECTION 4.18.  INSURANCE. . . . . . . . . . . . . . . . . . . .28
               SECTION 4.19.  CONTRACTS; DEBT INSTRUMENTS. . . . . . . . . . .28
               SECTION 4.20.  LABOR RELATIONS. . . . . . . . . . . . . . . . .29

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF ACQ CORP. . . . . . . . . . . . . .29
               SECTION 5.01.  ORGANIZATION, STANDING AND CORPORATE POWER . . .29
               SECTION 5.02.  AUTHORITY; NONCONTRAVENTION. . . . . . . . . . .30
               SECTION 5.03.  INTERIM OPERATIONS OF ACQ CORP . . . . . . . . .31
               SECTION 5.04.  SUFFICIENT FUNDS.. . . . . . . . . . . . . . . .31

ARTICLE VI

          COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . . . .32
               SECTION 6.01. CONDUCT OF BUSINESS . . . . . . . . . . . . . . .32
               SECTION 6.02.  ADVICE OF CHANGES. . . . . . . . . . . . . . . .37
               SECTION 6.03.  NO SOLICITATION. . . . . . . . . . . . . . . . .37

ARTICLE VII

           ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .39
               SECTION 7.01.  STOCKHOLDERS MEETING . . . . . . . . . . . . . .39
               SECTION 7.02.  PROXY STATEMENT AND OTHER FILINGS; REGISTRATION
                              STATEMENT; AUDITOR'S LETTER. . . . . . . . . . .40

               SECTION 7.03.  ACCESS TO INFORMATION; CONFIDENTIALITY . . . . .41
               SECTION 7.04.  REASONABLE EFFORTS; NOTIFICATION . . . . . . . .42
               SECTION 7.05.  STOCK OPTION PLANS; CHANGE OF CONTROL PLAN . . .44
               SECTION 7.06.  INDEMNIFICATION AND INSURANCE. . . . . . . . . .45
               SECTION 7.07.  FEES AND EXPENSES. . . . . . . . . . . . . . . .46
               SECTION 7.08.  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . .47
               SECTION 7.09.  TITLE POLICIES . . . . . . . . . . . . . . . . .47
               SECTION 7.10.  TRANSFER TAXES . . . . . . . . . . . . . . . . .48
               SECTION 7.11.  MAINTENANCE OF COMMITMENT. . . . . . . . . . . .48

ARTICLE VIII

            CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . .48
               SECTION 8.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
                              THE MERGER . . . . . . . . . . . . . . . . . . .48
               SECTION 8.02.  CONDITIONS TO OBLIGATIONS OF ACQ CORP. . . . . .49
               SECTION 8.03.  CONDITIONS TO OBLIGATIONS OF TARGET. . . . . . .50

ARTICLE IX

          TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . .51
               SECTION 9.01.  TERMINATION. . . . . . . . . . . . . . . . . . .51
               SECTION 9.02.  EFFECT OF TERMINATION. . . . . . . . . . . . . .52
               SECTION 9.03.  AMENDMENT. . . . . . . . . . . . . . . . . . . .52
               SECTION 9.04.  EXTENSION; WAIVER. . . . . . . . . . . . . . . .52
               SECTION 9.05.  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION
                              OR WAIVER. . . . . . . . . . . . . . . . . . . .52

ARTICLE X

         GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . .53
               SECTION 10.01.  NONSURVIVAL OF REPRESENTATIONS. . . . . . . . .53
               SECTION 10.02.  NOTICES . . . . . . . . . . . . . . . . . . . .53
               SECTION 10.03.  INTERPRETATION. . . . . . . . . . . . . . . . .55
               SECTION 10.04.  COUNTERPARTS. . . . . . . . . . . . . . . . . .55
               SECTION 10.05.  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.55

               SECTION 10.06.  GOVERNING LAW . . . . . . . . . . . . . . . . .55
               SECTION 10.07.  GAMING LAWS . . . . . . . . . . . . . . . . . .55
               SECTION 10.08.  ASSIGNMENT. . . . . . . . . . . . . . . . . . .55
               SECTION 10.09.  ENFORCEMENT . . . . . . . . . . . . . . . . . .56

                                     SCHEDULES


                                     EXHIBITS

Exhibit A   Voting and Profit Sharing Agreement
Exhibit B   Non-Competition and Trade Secrets Agreement

          AGREEMENT AND PLAN OF MERGER dated as of February 1, 1998 (this "AGREEMENT"), among HARVEYS ACQUISITION CORPORATION, a Nevada corporation ("ACQ CORP"), and HARVEYS CASINO RESORTS, a Nevada corporation ("TARGET").

                               W I T N E S S E T H

          WHEREAS, the respective Boards of Directors of Acq Corp and Target have determined that the merger of Acq Corp with and into Target (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of their respective corporations and stockholders, and have approved this Agreement;

          WHEREAS, as a condition for Acq Corp to enter into this Agreement, those stockholders of Target listed in the signature pages to the Voting Agreement, as defined below (the "FAMILY"), have entered into the Voting Agreement as of the date hereof with Acq Corp, which provides, among other things, that, subject to the terms and conditions thereof, each trustee or member of the Family will vote its shares of Common Stock, as defined below, in favor of the Merger and the approval and adoption of this Agreement;

          WHEREAS, the Board of Directors of Target has approved the terms of the Voting Agreement; and

          WHEREAS, Acq Corp and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Capitalized and certain other terms used in this Agreement and not otherwise defined have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

          "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

          "ARTICLES OF MERGER" has the meaning set forth in Section 2.01.

          "AUDIT" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

          "BENEFIT PLAN" has the meaning set forth in Section ?(i).

          "BUDGET" has the meaning set forth in Section 6.01(a)(v).

          "CHANGE OF CONTROL PLAN" means Target's Change of Control Plan dated November 20, 1997, as in effect on the date hereof.

          "CLASS A COMMON STOCK" has the meaning set forth in Section
3.01(a)(i).

          "CLASS B COMMON STOCK" has the meaning set forth in Section
3.01(a)(ii).

          "CLOSING" has the meaning set forth in Section 2.02.

          "CLOSING DATE" has the meaning set forth in Section 2.02.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" means the Common Stock of Target, par value $.01 per share.

          "COMPETITIVE PROPOSAL" means any written proposal made by a third party, other than any member of either the Family or the Board of Directors of Target, to acquire, for consideration consisting of cash and/or publicly traded equity securities, more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of Target, with respect to which proposal
(i) the Board of Directors of Target determines in its good faith judgment (based on the opinion, with only customary qualifications, of an independent financial advisor of good national reputation in such matters) that (a) the value of the consideration of such proposal exceeds the value of each of the Merger Consideration and any alternative proposal presented by Acq Corp or any of its Affiliates and (b) such proposal is more favorable to Target and Target's stockholders than the Merger and any alternative proposal presented by Acq Corp or any of its Affiliates, and (ii) there is no financing condition and financing, to the extent required, is fully committed.

          "CONTRACT" means any mortgage, indenture, note, debenture, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral.

          "COVERED PERSON" has the meaning set forth in Section 6.03(a).

          "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation.

          "EFFECTIVE TIME" has the meaning set forth in Section 2.03.

          "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 4.12(c).

          "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.12(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE FUNDS" has the meaning set forth in Section 3.02(a).

          "EXPENSES" has the meaning set forth in Section 7.07(b).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "FAMILY" has the meaning set forth in the second recital hereof.

          "GAMING AUTHORITY" means any governmental authority or agency with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission and the Iowa Racing and Gaming Commission.

          "GAMING LAWS" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of Target, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Colorado Limited Gaming Act and the rules and regulations promulgated thereunder and chapter 99F of the Code of Iowa and the rules and regulations promulgated thereunder.

          "GOVERNMENTAL ENTITY" means any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any Gaming Authority.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (D) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services or for trade or barter arrangements (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all lease obligations of such Person capitalized on the books and records of such Person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such

Person under interest rate, or currency or commodity hedging, swap or similar derivative transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers or lessors to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee by such Person of any other Person.

          "INDEMNIFIED PARTIES" has the meaning set forth in Section 7.06(a).

          "KNOWLEDGE" of any Person means the current actual knowledge of the officers and directors of such Person.

          "LAW" means any law, statute, ordinance, regulation or rule or any judgment, decree, order, regulation or rule of any court or governmental authority or body.

          "LIEN" means any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

          "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" with respect to any Person means any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, business prospects, properties, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

          "MATERIAL SUBSIDIARY" has the meaning set forth in Section 4.02.

          "MAXIMUM PREMIUM" has the meaning set forth in Section 7.06(b).

          "MERGER" has the meaning set forth in the first recital hereof.

          "MERGER CONSIDERATION" has the meaning set forth in Section 3.01(c).

          "MATERIAL OF ENVIRONMENTAL CONCERN" has the meaning set forth in
Section 4.12(a).

          "NRS" means Nevada Revised Statutes.

          "NYSE" means the New York Stock Exchange, Inc., or any successor entity.

          "NEVADA MERGER LAW" has the meaning set forth in Section 2.03.

          "OPTION AGREEMENT" has the meaning set forth in Section 6.01(b).

          "ORDINARY COURSE OF BUSINESS," when used with respect to Target, in addition to its usual and customary meaning, shall be deemed to mean transactions in the ordinary course of business consistent with Target's prior practice.

          "PAYING AGENT" has the meaning set forth in Section 3.02(a).

          "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

          "PLAN" has the meaning set forth in Section 4.10.

          "PREFERRED STOCK" means the Preferred Stock of Target, par value $.01 per share.

          "SEC" means the Securities and Exchange Commission.

          "SEC DOCUMENTS" has the meaning set forth in Section 4.06.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "STOCK PURCHASE PLAN" has the meaning set forth in Section 7.05(c) hereof.

          "SUBSIDIARY" means, with respect to any Person, (i) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (a) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (b) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (ii) any partnership with respect to which (a) such Person or a Subsidiary of such Person is a general partner, (b) such Person and its Subsidiaries together own more than 50% of the interests therein, or (c) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (iii) any limited liability company with respect to which (a) such Person or a Subsidiary of such Person is the manager or managing member, (b) such Person and its Subsidiaries together own more than 50% of the interests therein, or (c) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (iv) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (a) at least a 50% ownership interest or (b) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

          "SURVIVING CORPORATION" has the meaning set forth in Section 2.01 hereof.

          "TAKEOVER PROPOSAL" means (a) any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a material amount of assets of Target or any of its Subsidiaries or of over 10% of any class of equity securities of Target or any of its Subsidiaries or which would require approval under any Gaming Law, or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Target or any of its Subsidiaries or which would require approval under any Gaming Law, or any merger, consolidation, business combination, sale of all or substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, frustrate, prevent, nullify or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Acq Corp of the transactions contemplated hereby. Notwithstanding the foregoing, a transaction or series of related transactions involving the sale, transfer or other disposition of Reno Projects, Inc. or a material amount of the assets thereof (substantially as such assets consist on the date hereof) for consideration not to exceed $2 million shall not be deemed to constitute a Takeover Proposal.

          "TAX" or "TAXES" means all Federal, state, local and foreign taxes and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including any interest, penalties and additions to Tax applicable thereto.

          "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

          "TAX RETURNS" means all Federal, state, local and foreign returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, and all amendments thereto.

          "TERMINATION FEE" has the meaning set forth in Section 7.07(b).


                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in the articles of merger or other appropriate documents (in any such case, the "ARTICLES OF MERGER") required by law in connection with the Merger, and in accordance with the applicable provisions of Nevada law, Acq Corp shall be merged with and into Target. Following the Merger, Target shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate existence of Acq Corp will cease.

          SECTION 2.02. CLOSING. The closing (the "CLOSING") of the Merger will take place at 10:00 a.m. on a date (the "CLOSING DATE") to be specified by Acq Corp, which may be on, but shall be no later than the third business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third

Avenue, New York, New York 10022, unless another time date or place is agreed to in writing by the parties hereto.

          SECTION 2.03. EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties shall file the Articles of Merger with the Secretary of State of the State of Nevada (the "NEVADA SECRETARY OF STATE") in accordance with the provisions of NRS section 92A.005 ET SEQ. (the "NEVADA MERGER LAW") and make all other filings or recordings required by law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Nevada Secretary of State, or at such other later time (which shall not be more than 90 days after the Articles of Merger are filed) as Acq Corp and Target shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

          SECTION 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the Nevada Merger Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Target and Acq Corp shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Acq Corp shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.05. ARTICLES OF INCORPORATION AND BY-LAWS. The Articles of Incorporation of Acq Corp, as in effect immediately prior to the Effective Time of the Merger, shall become the Articles of Incorporation of the Surviving Corporation after the Effective Time, except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be "Harveys Casino Resorts," and thereafter may be amended in accordance with its terms and as provided by law. The By-laws of Acq Corp as in effect on the Effective Time shall become the By-laws of the Surviving Corporation and thereafter may be amended in accordance with its terms and as provided by law.

          SECTION 2.06. DIRECTORS. The directors of Acq Corp immediately prior to the Effective Time shall become the directors of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.07. OFFICERS. The officers of Target immediately prior to the Effective Time shall become the officers of the Surviving Corporation, and shall serve in such capacity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.08. FURTHER ACTIONS. At and after the Effective Time, the Surviving Corporation shall take all action as shall be required in connection with the Merger, including, but not limited to, the execution and delivery of any further deeds, assignments, instruments or documentation as are necessary or desirable to carry out the provisions of this Agreement.


                                   ARTICLE III

                              CONVERSION OF SHARES

          SECTION 3.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Acq Corp:

               (a)  CAPITAL STOCK OF ACQ CORP.

                         (i) Each share of the Class A Common Stock, par value $.01 per share ("CLASS A COMMON STOCK"), of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation.

                         (ii) Each share of the Class B Common Stock, par value $.01 per share (the "CLASS B COMMON STOCK"), of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class B Common Stock, par value $.01 per share, of the Surviving Corporation.

                         (iii) Each share of the Series A Preferred Stock, par value $.01 per share, of Acq Corp issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Series A Preferred

     Stock, par value $.01 per share, of the Surviving Corporation.

               (b) CANCELLATION OF TREASURY STOCK AND ACQ CORP OWNED STOCK. Each share of Common Stock that is owned by Target or by any Subsidiary of Target and each share of Common Stock that is owned by Acq Corp shall automatically be canceled and retired and shall cease to exist, and no payment shall be made in exchange therefor.

               (c) CONVERSION OF COMMON STOCK. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive from the Surviving Corporation $28.00 in cash, without interest, plus the additional consideration, if any, contemplated by the next following sentence (collectively, the "MERGER CONSIDERATION"). If the Closing shall not have occurred on or before August 31, 1998 as a result of the failure of Acq Corp to cause the conditions specified in Section 8.03 to be satisfied due to the failure of Acq Corp or its directors or officers to be licensed or found suitable under any applicable Gaming Law, the per share Merger Consideration shall include an amount in cash, without interest, equal to the difference, if positive, of (i) the product of (A) $1.96 times (B) a fraction the numerator of which shall be the number of days elapsed from and including September 1, 1998 to and excluding the Closing Date and the denominator of which shall be 365, minus (ii) the quotient of (1) the aggregate amount of all cash dividends on the Common Stock paid during the period from and including September 1, 1998 to and excluding the Closing Date, divided by (2) the number of shares of Common Stock upon which the Merger Consideration is paid pursuant to this Section 3.01(c) plus the number of shares of Common Stock underlying the stock options, warrants and other rights to acquire Common Stock cancelled in connection with the Merger pursuant to Section 7.05. As of the Effective Time, all shares of Common Stock upon which the Merger Consideration is payable pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          SECTION 3.02.  EXCHANGE OF CERTIFICATES.

               (a) PAYING AGENT. Immediately prior to the Effective Time, Acq Corp shall designate a bank or trust to act as paying agent in the Merger (the "PAYING AGENT"), and, from time to time on, prior to or after the Effective Time, Acq Corp shall make available, or cause the Surviving Corporation to make available, to the Paying Agent immediately available funds (the "EXCHANGE FUNDs") in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Common Stock as part of the Merger pursuant to Section 3.01, it being understood that any and all interest earned on the Exchange Fund shall be turned over to Acq Corp.

               (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of Target, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

               (c) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

               (d) TERMINATION OF EXCHANGE FUNDS. Any portion of the Exchange Funds which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to an entity identified in writing to Target by Colony Capital, Inc., upon demand, and any holders of the Certificates who have not theretofore complied with this
     Article III shall thereafter look only to such identified entity for payment of their claim for the Merger Consideration, and any cash or dividends or distributions payable to such holders pursuant to this Article III.

               (e) NO LIABILITY. None of Acq Corp, Target, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF TARGET

          Target represents and warrants to Acq Corp as follows:

          SECTION 4.01. ORGANIZATION, STANDING AND CORPORATE POWER. Each of Target and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Target and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Target or any Material Subsidiary. Target has made available to Acq Corp complete and correct copies of the Restated Articles of Incorporation and By-laws of the corporation, in each case as amended to the date of this Agreement, and will make available immediately following the date of this Agreement the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of Target do not contain any provision limiting or otherwise restricting the ability of Target to control such Subsidiaries.

          SECTION 4.02.  SUBSIDIARIES.  The Subsidiaries of Target identified on
Schedule 4.02(a) (collectively, the "MATERIAL SUBSIDIARIES") own or lease all of the material assets, hold all material Permits and conduct all of the material business and operations of Target and its Subsidiaries, taken as a whole (including, without limitation, all business and operations associated with Target's Lake Tahoe, Colorado and Iowa casino resorts and related facilities). Each Subsidiary of Target that is not a Material Subsidiary is identified on
Schedule 4.02(b). All the outstanding shares of capital stock of each Subsidiary are owned by Target, by another wholly owned Subsidiary of Target or by Target and another wholly owned Subsidiary of Target, free and clear of all Liens, except as set forth on Schedule 4.02(c). There are no proxies with respect to any shares of any such Subsidiary.

          SECTION 4.03. CAPITAL STRUCTURE. The authorized capital stock of Target consists of 30,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. At the close of business on January 27, 1998, (i) 9,906,869 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) 12,792 shares of Common Stock were held by Target in its treasury, and (iii) 950,543 shares of Common Stock were reserved for issuance upon exercise of outstanding Stock Options (as defined in Section 7.05). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Target were issued or outstanding. Except as set forth in Schedule 4.03, as of the date of this agreement, there are no outstanding stock appreciation rights, restricted stock grants or contingent stock grants and there are no other outstanding contractual rights to which Target is a party, the value of which is derived from the value of shares of Common Stock. All outstanding shares of capital stock of Target are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.
There are no bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Target or any of its Subsidiaries is a party or by which any of them is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Target or of any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          SECTION 4.04. AUTHORITY; NONCONTRAVENTION. Target has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject, in the case of this Agreement, to approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes the valid and binding obligation of Acq Corp, constitutes the valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Target or any of its Subsidiaries under,
(i) the Restated Articles of Incorporation or By-laws of Target or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) other than subject to the governmental filings and other matters referred to in the following sentence and except as set forth on Schedule 4.04(a), any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Target or any of its Subsidiaries or their respective properties or assets (including all agreements described pursuant to Section 4.19) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses
(ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Target or any Material Subsidiary, (y) impair in any material respect the ability of Target to perform its obligations under this Agreement or (z) prevent or impede, in any material respect, the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Target or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Target under the HSR Act, (ii) the filing with the SEC of such reports under
Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, (iv) the licensing, permitting, registration or other approval of, or written consent or no action letter from, each Gaming Authority within each municipality, state, or commonwealth, or subdivision thereof, wherein Target or any of its Subsidiaries conducts business on the date hereof and as of the Effective Date, each of which licenses, permits, registrations or other approvals, consents or no action letters are set forth in Schedule 4.04(b) hereto, (v) such filings as may be required by any applicable state securities or "blue sky" laws, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate,
(x) have a material adverse effect on Target or any Material Subsidiary, (y) impair, in any material respect, the ability of Target to perform its obligations under this Agreement or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

          SECTION 4.05. OPINION OF FINANCIAL ADVISOR. The Board of Directors of Target has received the opinion of DLJ, dated February 1, 1998 (the "FAIRNESS OPINION"), to the effect that, as of such date, the Merger Consideration is fair to the stockholders of Target, from a financial point of view, and a copy of the Fairness Opinion has been delivered to Acq Corp.

          SECTION 4.06. SEC DOCUMENTS; FINANCIAL STATEMENTS. Target files and has filed all required reports, proxy statements, forms, and other documents with the SEC since February 1, 1994 (the "SEC DOCUMENTS"). Schedule 4.06(a) hereto sets forth a complete list of all the SEC Documents through the date hereof. True and complete copies of all such SEC Documents have been delivered to Acq Corp. As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Target and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC

Documents filed and publicly available prior to the date of this Agreement and in Schedule 4.06(b), and except for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement (the "BASE BALANCE SHEET"), neither Target nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Target and its consolidated Subsidiaries or in the notes thereto.

          SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SEC Documents filed and publicly available during the year ended November 30, 1997 (the "1997 SEC DOCUMENTS"), Target and its Material Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and there has not been (i) any material adverse change in Target, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, except for the declaration and payment of regular quarterly cash dividends on the Common Stock in an amount not to exceed $.05 per share for each of Target's fiscal quarters, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) except as set forth in Schedule 4.07, (x) any granting by Target or any of its Subsidiaries to any officer of Target or any of its Subsidiaries of any increase in compensation, except in the Ordinary Course of Business (including in connection with promotions) or as was required under employment agreements in effect as of the date of the Base Balance Sheet, (y) any granting by Target or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or as was required under employment, severance or termination agreements in effect as of the date of the Base Balance Sheet or (z) any entry by Target or any of its Subsidiaries into any employment, severance or termination agreement with any executive officer of Target, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Target or any Material Subsidiary or (vi) any change in accounting methods, principles or practices by Target materially affecting its assets, liabilities or business.

          SECTION 4.08. LITIGATION. There is no suit, action or proceeding pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Target or any Material Subsidiary, including any affecting its licenses, permits, registration or other gaming approvals under the Gaming Laws, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have such an effect.

          SECTION 4.09. ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in the 1997 SEC Documents, as set forth in Schedule 4.09 or as otherwise expressly permitted hereunder, there has not been any adoption or amendment in any material respect by Target or any of its Subsidiaries of any Plan since August 31, 1997. All employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between Target or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

          SECTION 4.10.  EMPLOYEE BENEFITS; ERISA.

               (a) Schedule 4.10(a) contains a true and complete list of each employment, consulting, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Target or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Target or any of its Subsidiaries would be deemed to comprise a controlled group or affiliated service group or be deemed to be under common control or otherwise aggregated for purposes of Sections 414(b), (c), (m) or (o) of the Code (an "ERISA AFFILIATE"), for the benefit of any current or former employee or director of Target, or any of its Subsidiaries or any ERISA Affiliate (the "PLANS"). Schedule 4.10(a) identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS").

     None of Target, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of Target, any of its Subsidiaries or any ERISA Affiliate.

               (b) With respect to each of the Plans, Target has heretofore delivered or as promptly as practicable after the date hereof shall deliver to Acq Corp true and complete copies of each of the following documents, as applicable:

                         (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

                         (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                         (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

                         (iv)  a copy of the most recent Summary Plan
     Description ("SPD"), together with all Summaries of Material
     Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

                         (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                         (vi) all contracts relating to the Plans with respect to which Target, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                         (vii)  the most recent determination letter
     received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

               (c) Neither Target, nor any Subsidiary nor any current or former ERISA Affiliate has at any time sponsored, maintained, contributed to or been required to contribute to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, including without limitation any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). No liability under Title IV of ERISA has been incurred by Target, any of its Subsidiaries or any ERISA Affiliate since the effective date of ERISA, and no condition exists that presents a material risk to Target, any of its Subsidiaries or any ERISA Affiliate of incurring any liability under such Title.

               (d) None of Target, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to Target's Knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which Target, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
     Section 4975(a) or (b), 4976 or 4980B of the Code.

               (e) All contributions which Target, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans have, to the extent due, been paid in full or properly recorded on the financial statements or records of Target or its Subsidiaries.

               (f) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

               (g) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified.

     Target has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status.

               (h) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Target, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Target, any of its Subsidiaries or an ERISA Affiliate, or
     (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

               (i) Except pursuant to the Plans set forth in Schedule 4.10(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer or director of Target, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

               (j) There are no pending or, to Target's Knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

          SECTION 4.11.  TAXES.

               (a) Each of Target and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are, or will be before the Closing Date, true, complete and correct in all material respects.

               (b) Each of Target and its Subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual in accordance with generally accepted accounting principles for the payment of, all Taxes due with respect to any period ending prior to or as of the Closing Date.

               (c) Except as set forth in Schedule 4.11(c), no Audit by a Tax Authority is pending or threatened with respect to any material Taxes due from Target or any of its Subsidiaries. There are no outstanding waivers extending the statutory period of limitation relating to the payment of material Taxes due from Target or any of its Subsidiaries for any taxable period ending prior to the Closing Date which are expected to be outstanding as of the Closing Date. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency for any period not so audited.

               (d) No deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Target or any of its Subsidiaries that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no Liens for Taxes upon the assets of Target or any of its Subsidiaries, except Liens for current Taxes not yet due and for which adequate accruals have been established in accordance with generally accepted accounting principles.

               (e) All Tax sharing agreements, Tax indemnity agreements and similar agreements to which Target or any of its Subsidiaries is a party are disclosed in the 1997 SEC Documents.

          SECTION 4.12.  ENVIRONMENTAL MATTERS.

               (a) Each of Target and the Material Subsidiaries is in full compliance with all Federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources (together "ENVIRONMENTAL LAWS" and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, polychlorinated biphenyls (PCBs), or asbestos or asbestos-containing materials ("MATERIALS OF ENVIRONMENTAL CONCERN")), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. Such compliance includes, but is not limited to, the possession by Target and the Material Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All permits and other governmental authorizations currently held by the Target and the Material Subsidiaries pursuant to the Environmental Laws are identified in Schedule 4.12(a).

               (b) Neither Target nor any of its Subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Target or any such Subsidiary is not in full compliance with any Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. Target has provided to Acq Corp all information that is in the possession of or reasonably available to Target regarding environmental matters pertaining to the environmental condition of Target's and its Subsidiaries' business, or Target's and its Subsidiaries' compliance (or noncompliance) with any Environmental Laws.

               (c) There is no claim, action, cause of action, investigation or notice (written or oral) (together, "ENVIRONMENTAL CLAIM") by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Target or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or threatened against Target or any of its Subsidiaries or against any Person or entity whose liability for any Environmental Claim Target or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against Target or any of its Subsidiaries or, to Target's best Knowledge after due inquiry, against any Person or entity whose liability for any Environmental Claim Target or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

               (e)  Without in any way limiting the generality of the foregoing,
     (i) all on-site and off-site locations where Target or any of its Subsidiaries has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in
     Schedule 4.12(e), (ii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by Target or any of its Subsidiaries are identified in Schedule 4.12(e), (iii) except as set forth in Schedule 4.12(e), there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by Target or any of its Subsidiaries, and (iv) except as set forth in Schedule 4.12(e), no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled leased by Target or any of its Subsidiaries.

               (f) Neither Target nor any Material Subsidiary is subject to any Environmental Laws requiring the performance of site assessments for Materials of Environmental Concern, or the removal or remediation of Materials of Environmental Concern, or the giving of notice to any governmental agency or the recording or delivery to other Persons or an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby.

          SECTION 4.13.  PERMITS; COMPLIANCE WITH GAMING LAWS.

               (a) Each of Target, its Subsidiaries and their respective officers, directors and other personnel has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, orders, registrations, findings of suitability, licenses, notices, permits, applications and rights, including all authorizations under Gaming Laws ("PERMITS"), necessary for Target and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a material adverse effect on Target or any Material Subsidiary, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a material adverse effect on Target or any Subsidiary, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $25,000 against Target or any Subsidiary. All such Permits are held only by Target or a Material Subsidiary. Except as disclosed in the 1997 SEC Documents, Target and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which individually or in the aggregate would not have a material adverse effect on Target or any Material Subsidiary. The preceding sentence of this Section 4.13(a) does not apply to matters specifically covered by Sections ?, 4.10, 4.12 or 4.13(b).

               (b) Each of Target and its Subsidiaries is in compliance with all applicable Gaming Laws, except for possible noncompliance which, individually or in the aggregate, would not have a material adverse effect on Target or any Material Subsidiary, result in a limitation or condition on any Permit or result in the imposition of a fine or penalty in excess of $25,000 against Target or any Subsidiary.

               (c) Neither Target, any Subsidiary or Target nor any officer or director of Target or any Subsidiary of Target has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a Permit of it or them, as applicable, under any Gaming Laws should be limited, revoked or suspended.

          SECTION 4.14. STATE TAKEOVER STATUTES; CHARTER PROVISIONS. The Board of Directors of Target has approved the Merger, this Agreement and the Voting Agreement and, (a) by virtue of NRS Section 78.3783(2)(b)(4), the control share statutes (including, without limitation, the provisions of NRS Sections 78.378 to 78.3793) and, (b) by virtue of NRS Section 78.438(1), the business combination statutes (including, without limitation, the provisions of NRS Sections 78.411 to 78.444), and (c) by virtue of NRS Section 92A.390, the fair price or value or dissenters' rights statutes (including, without limitation, the provisions of NRS Sections 92A.300 to 92A.500) of the State of Nevada do not apply to the Merger, this Agreement or the Voting Agreement or to the transactions contemplated thereby or hereby. In addition, such approval is sufficient to render inapplicable to the Merger, this Agreement and the Voting Agreement the provisions of Article VIII of Target's Restated Articles of Incorporation.

          SECTION 4.15. BROKERS. No broker, investment banker, financial advisor or other Person, other than DLJ, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has provided Acq Corp true and correct copies of all agreements between Target and DLJ.

          SECTION 4.16.  TRADEMARKS, ETC.  The material   patents, trademarks
(registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to Target and the Material Subsidiaries (collectively, "INTELLECTUAL PROPERTY RIGHTS") are sufficient to allow each of Target and the Material Subsidiaries exclusive use thereof and to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business. Each of Target and the Material Subsidiaries owns or has unrestricted right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. Neither Target nor any of its Subsidiaries has received any oral or written notice from any other Person pertaining to or challenging the right of Target or any of its Subsidiaries to use any of the Intellectual Property Rights, which challenge or other assertion, if upheld or successful, individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing which claims would reasonably be expected to have a material adverse effect on Target or any Material Subsidiary. Neither Target nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights in any such case where such claims (individually or in the aggregate) would reasonably be expected to have a material adverse effect on Target or any Material Subsidiary.

          SECTION 4.17. TITLE TO PROPERTIES. To the Knowledge of Target, each of Target and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible properties and assets in order to allow it to conduct, and continue to conduct, its business as currently conducted or as Target proposes to conduct such business. Such material tangible assets and properties are sufficiently free of Liens to allow each of Target and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, or as Target proposes to conduct such business and, to the Knowledge of Target, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which individually or in the aggregate would be reasonably likely to have a material adverse effect on Target or any Material Subsidiary. To the Knowledge of Target, each of Target and each of its Subsidiaries enjoys peaceful and undisturbed possession under all material leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Target and its Subsidiaries to conduct its business as currently conducted. Target and its Subsidiaries have no Knowledge of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect any of their properties or leases or any part thereof in any way whatsoever. Schedule 4.17 sets forth a complete list of all material real property and material interests in real property owned in fee by Target or one of its Subsidiaries and sets forth all material real property and interests in real property leased by Target or any of its Subsidiaries as of the date hereof.

          SECTION 4.18. INSURANCE. To the Knowledge of Target, Target and its Subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of Target or its Subsidiaries or any of any properties owned, occupied or controlled by Target or its Subsidiaries, in such amount as reasonably deemed necessary by Target or its Subsidiaries.

          SECTION 4.19. CONTRACTS; DEBT INSTRUMENTS. Except as set forth in the 1997 SEC Documents or in Schedule 4.19, there are no (i) agreements of Target or any of its Subsidiaries containing an unexpired covenant not to compete or similar restriction applying to Target or any of its Subsidiaries, (ii) interest rate, currency or commodity hedging, swap or similar derivative transactions to which Target is a party or (iii) other contracts or amendments thereto that would be required to be filed as an exhibit to a Form 10-K filed by Target with the SEC as of the date of this Agreement. Each of the material agreements to which target or any of its Subsidiaries is a party is a valid and binding obligation of Target or its Subsidiary, as the case may be, and, to Target's Knowledge, of each other party thereto, and each such agreement is in full force and effect and is enforceable by Target or its Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults (or circumstances or events that, with the giving of notice or lapse of time or both would become defaults) of Target or any of its Subsidiaries (or, to the Knowledge of Target, any other party thereto) under any of such material agreements except for defaults that have not and would not, individually or in the aggregate, have a material adverse effect on Target or any Material Subsidiary.

          SECTION 4.20. LABOR RELATIONS. No strike or other labor dispute involving Target or any of its Subsidiaries is pending or, to the Knowledge of Target, threatened, and, to the Knowledge of Target, there is no activity involving any unorganized employees of Target or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organization activity. Except as set forth in Schedule 4.20 and as disclosed in the 1997 SEC Documents, since August 31, 1997, there has not been any adoption or amendment in any material respect by Target or any of its Subsidiaries of any collective bargaining agreement. Other than those filed as exhibits to the 1997 SEC Document, Schedule 4.20 lists all collective bargaining agreements to which Target or any of its Subsidiaries is a party.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQ CORP

          Acq Corp represents and warrants to Target as follows:

          SECTION 5.01.  ORGANIZATION, STANDING AND CORPORATE POWER.  Acq
Corp is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Acq Corp is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on Acq Corp. Acq Corp will make available to Target complete and correct copies of its articles of incorporation and by-laws in effect on the date of this Agreement.

          SECTION 5.02. AUTHORITY; NONCONTRAVENTION. Acq Corp has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acq Corp and the consummation by Acq Corp of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Acq Corp. This Agreement has been duly executed and delivered by Acq Corp and, assuming this Agreement constitutes the valid and binding obligation of Target, constitutes a valid and binding obligation of Acq Corp, enforceable against Acq Corp in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Acq Corp under, (i) the articles of incorporation or by-laws of Acq Corp, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Acq Corp or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acq Corp or its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Acq Corp, (y) impair in any material respect the ability of Acq Corp to perform its obligations under this Agreement or (z) prevent or impede the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Acq Corp in connection with the execution and delivery of this Agreement or the consummation by

Acq Corp of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Nevada Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business, (iv) any approvals, licenses, authorizations, orders, registrations, findings of suitability and filings of notices with Gaming Authorities under Gaming Laws, (v) such filings as may be required by an applicable state securities or "blue sky" laws, (vi) in connection with any state or local tax which is attributable in respect of the beneficial ownership of real property of Target or its Subsidiaries, (vii) such immaterial filings and immaterial consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (viii) such immaterial filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Acq Corp or any of its Subsidiaries or Target or any of its Subsidiaries conducts any business or owns any assets, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) have a material adverse effect on Acq Corp, (y) impair, in any material respect, the ability of Acq Corp to perform its obligations under this Agreement or
(z) prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

          SECTION 5.03. INTERIM OPERATIONS OF ACQ CORP. Acq Corp was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          SECTION 5.04. SUFFICIENT FUNDS. On the Closing Date, Acq Corp will have sufficient funds to pay the Merger Consideration. Acq Corp possesses the means, pursuant to a binding commitment from Colony Investors III, L.P. or pursuant to another arrangement from a replacement source reasonably acceptable to Target, to obtain $10 million in cash upon 10 business days' prior notice.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 6.01.  CONDUCT OF BUSINESS.

               (a) During the term of this Agreement, except as specifically required by this Agreement or permitted under subsection (b) of this
     Section 6.01, Target shall and shall cause its Subsidiaries to carry on their respective businesses in the Ordinary Course of Business and use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Except as expressly permitted or contemplated by the terms of this Agreement, without limiting the generality of the foregoing, Target shall not, and shall not permit any of its Subsidiaries to (without Acq Corp's prior written consent, which consent may not be unreasonably withheld):

                         (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of Target to its Parent and other than the declaration and payment of regular quarterly dividends on the Common Stock in an amount not to exceed $.05 per share for each of Target's fiscal quarters, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) except as shall be required under currently existing terms of any stock-based benefit plan, purchase, redeem or otherwise acquire or amend any shares of capital stock of Target or any of its Subsidiaries or any other securities thereof or any rights, warrants, options to acquire or any securities convertible into or exchangeable for any such shares or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws and (y) issuances or redemptions of capital stock of wholly owned

     Subsidiaries occurring between Target and any of its wholly owned Subsidiaries or occurring between wholly owned Subsidiaries of Target);

                         (ii) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of Common Stock upon the exercise of employee stock options and contingent incentive plans (including with respect to contingent shares of Common Stock) outstanding on the date of this Agreement in accordance with their present terms);

                         (iii)   amend its Restated Articles of
     Incorporation, By-laws or other comparable charter or organizational documents;

                         (iv) take any action that would result in the failure to maintain the listing of Common Stock on the NYSE;

                         (v) develop, acquire or agree to develop or acquire any projects, assets or lines of business, including without limitation by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Target and its Subsidiaries taken as a whole, except (x) purchases of inventory, furnishings and equipment in the Ordinary Course of Business or (y) expenditures consistent with Target's current capital budget, as set forth in Schedule 6.01(a)(v) (the "BUDGET");

                         (vi) sell, lease, license, swap, barter, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of or prevent from becoming subject to a Lien any of its properties or assets, except transactions in the Ordinary Course of Business;

                         (vii)   (A) other than (1) working capital
     borrowings in the Ordinary Course of Business, (2) projects approved prior to the date of this Agreement by the Board of Directors of Target as set forth in Schedule 6.01(a)(vii), to the extent permitted by Section 6.01(b), (3) specific projects at existing, operational facilities referred to in the Budget and (4) other incurrences of indebtedness which, in the aggregate, do not exceed $10.0 million, incur any indebtedness, forgive any debt obligations of any Person to Target or its Subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Target or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) to Target or any direct or indirect wholly owned Subsidiary of Target, (2) advances to employees, suppliers or customers in the Ordinary Course of Business, (3) projects approved prior to the date of this Agreement by the Board of Directors of Target as set forth in Schedule 6.01(a)(vii), to the extent permitted by Section 6.01(b), and (4) specific projects referred to in the Budget, make any loans, advances or capital contributions to, or investments in, any other Person;

                         (viii)  settle any claim, action, or lawsuit
     relating to material Taxes pending as of the date hereof or arising on or after the date hereof, make any material Tax election, or amend any material Tax Return in any respect;

                         (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the Ordinary Course of Business or in accordance with their terms of liabilities reflected or reserved against in the Base Balance Sheet or incurred in the Ordinary Course of Business, or, except in the Ordinary Course of Business, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Target or any of its Subsidiaries is a party;

                         (x) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than (i) general increases in wages to employees who are not officers, directors or Affiliates in the Ordinary Course of Business and (ii) salary increases for officers other than Target's President pursuant to regular annual reviews in the Ordinary Course of Business and approved by Target's President pursuant to previously granted Board authority, PROVIDED that no compensation described in the clause (ii) shall be in the form of capital stock of Target or any securities convertible or exchangeable into, or any rights, warrants or options to acquire, such capital stock), or to Persons providing management services, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                         (xi) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of Target of any amount relating to unused vacation days, except payments and accruals made in the Ordinary Course of Business; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than as required under applicable law or the current terms of any plan or agreement identified in Schedule 4.10(a); or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                         (xii)   enter into any collective bargaining
     agreement;

                         (xiii) make any payments (other than regular compensation payable to officers and employees of Target in the Ordinary Course of Business), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, any of Target's Affiliates, officers, directors, stockholders or their Affiliates, associates or family members or do or enter into any of the foregoing with respect to employees, agents or consultants other than in the Ordinary Course of Business;

                         (xiv) except in the Ordinary Course of Business and except as otherwise permitted by this Agreement, modify, amend or terminate any contract or agreement set forth in the 1997 SEC Documents to which Target or any Subsidiary is a party or waive, release or assign any material rights or claims; or

                         (xv) authorize any of, or commit or agree to take any of, the foregoing actions except as otherwise permitted by this Agreement.

               (b) DEVELOPMENT PROJECT. Target and Acq Corp agree that Target, without the prior written consent of Acq Corp otherwise required under
     Section 6.01(a), (1) may make option payments in the monthly amount of $37,500.00 until August 15, 1998, and in the monthly amount of $75,000.00 thereafter until October 15, 1998, in accordance with the terms of that certain Option Agreement made and entered into as of January 8, 1998 (the "OPTION AGREEMENT"), by and between Target and Grand Plaza Limited Partnership, a Nevada limited partnership, as such agreement may be amended and in effect on the date hereof, and (2) may further expend such amounts as are reasonably necessary in connection with development opportunities and activities for the parcel of land subject to the Option Agreement as well as for previously identified development opportunities in Massachusetts and in Rockford, Illinois, PROVIDED, that this Section 6.01(b) shall not permit Acq Corp to exercise the option pursuant to the Option Agreement or to acquire (by purchase, lease or otherwise) any fixed or other tangible assets relating to any such project without Acq Corp's consent pursuant to Section 6.01(a).

               (c) OTHER ACTIONS. Target shall not, and shall not permit any of its Subsidiaries to, take any action that would result in any of its representations and warranties set forth in this Agreement becoming untrue.

          SECTION 6.02. ADVICE OF CHANGES. Acq Corp and Target shall promptly advise the other party orally and in writing of

               (a) Any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect;

               (b) The failure by it to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or

               (c) Any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party and its Subsidiaries taken as a whole or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied;

PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Additionally, Target shall furnish to Acq Corp, as promptly as practicable following Acq Corp's request therefor, all information reasonably necessary for Acq Corp accurately to determine (i) what amounts, if any, payable under any of the Plans or any other contract, agreement or arrangement with respect to which Target or any of its Subsidiaries may have any liability could fail to be deductible for federal income tax purposes by virtue of section 162(m) or section 280G of the Code, or
(ii) whether Target or any of its Subsidiaries has entered into any contract, agreement or arrangement that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

          SECTION 6.03.  NO SOLICITATION.

               (a) Target shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any affiliate, agent, partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Target or any of its Subsidiaries to, directly or indirectly, (i) solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (including, without limitation, any proposal or offer to Target's stockholders) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any such Takeover Proposal; PROVIDED, if in the opinion of the Board of Directors, after consultation with outside legal counsel, such failure to act would be inconsistent with its fiduciary duties to Target's stockholders under applicable law, Target may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 6.03(c), (A) furnish information with respect to Target to any Person pursuant to an executed, customary confidentiality and "standstill" agreement and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Target or any of its Subsidiaries (each a "COVERED PERSON"), whether or not such Person is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.03(a) by Target; PROVIDED that it is understood that this
     Section 6.03(a) shall not be deemed to have violated if in response to an unsolicited inquiry, a Covered Person states solely that he or she is subject to the terms of this Agreement. All Covered Persons shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the foregoing.

               (b) Neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or, in a manner adverse to Acq Corp, modify the approval or recommendation by such Board of Directors or any such committee of this Agreement, the Merger, or the Voting Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors, prior to the approval of this Agreement or the Merger (including as the same may be modified hereafter) by the holders of at least two-thirds of the outstanding shares of Common Stock, to the extent required by the fiduciary duties to Target's shareholders under applicable Law, after consulta-tion with outside legal counsel, may, subject to the terms of this and the following sentences of this Section 6.03(b), withdraw or modify its approval or recommendation of this Agreement, the Merger or the Voting Agreement, approve or recommend a Competitive Proposal, or enter into an agreement with respect to a Competitive Proposal, in each case at any time after 12:00 noon, Los Angeles time, on the tenth day following Acq Corp's receipt of written notice (a "NOTICE OF COMPETITIVE PROPOSAL") advising Acq Corp that the Board of Directors has received a Competitive Proposal, specifying the material terms and conditions of such Competitive Proposal and identifying the Person making such Competitive Proposal. Acq Corp shall have the opportunity, until the end of the tenth day after it receives a Notice of Competitive Proposal, to make an offer that the Board of Directors of Target must consider in good faith, after consultation with its financial advisors, to determine if it is at least as favorable, from a financial point of view, to the shareholders of Target as the Competitive Proposal. In addition, if Target enters into an agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Acq Corp the Expenses and the Termination Fee.

               (c) In addition to the obligations of Target set forth in paragraph (b), Target shall advise Acq Corp promptly of any request for information or of any Takeover Proposal, or any proposal with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the Person making any such Takeover Proposal or inquiry. Target will keep Acq Corp fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.01. STOCKHOLDERS MEETING. Target will, as soon as practicable, and in no event later than 120 days after the date hereof, duly call, give notice of, convene and hold a meeting of the holders of Common Stock (the "STOCKHOLDERS MEETING"). Subject to the provisions of Section 6.03(b), Target will, through its Board of Directors, recommend to its stockholders approval of this

Agreement, the Merger and the other transactions contemplated by this Agreement.

          SECTION 7.02. PROXY STATEMENT AND OTHER FILINGS; REGISTRATION STATEMENT; AUDITOR'S LETTER.

               (a) If required pursuant to the Exchange Act, Target shall as promptly as possible after the execution of this Agreement, and in no event later than 30 days after the date hereof, prepare and file with the SEC a proxy statement (the "PROXY STATEMENT") in connection with the Merger. Target shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Target agrees that the Proxy Statement and each amendment or supplement thereto at the time it is filed shall not include an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. As promptly as possible after clearance by the SEC of the Proxy Statement, Target shall mail the Proxy Statement to its stockholders.

               (b) Target shall fully cooperate with Acq Corp so that Acq Corp may prepare and file with the SEC a registration statement on Form 10 (together with all amendments thereto, the "REGISTRATION STATEMENT") in connection with the registration under the Exchange Act of the shares of Class A Common Stock of Acq Corp, including using Target's best efforts to obtain and furnish the information required to be included therein and using its best efforts to respond promptly to any comments made by the SEC with respect thereto.

               (c) As promptly as practicable, Acq Corp and Target each shall properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Merger, the Proxy Statement, the registration of any capital stock of Acq Corp and the transactions contemplated hereby (collectively, "OTHER FILINGS").

               (d) Acq Corp and Target shall furnish to each other all information concerning it as the other may reasonably request in connection with the preparation of the Proxy Statement, the Registration Statement and the Other Filings.

               (e) Target shall use its best efforts to cause to be delivered to Acq Corp a letter of Deloitte & Touche LLP, Target's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Acq Corp, customary in form, scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          SECTION 7.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Target shall afford to Acq Corp, and to Acq Corp's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of Target and its Subsidiaries and, during such period, Target shall furnish promptly to Acq Corp (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Acq Corp may reasonably request. Except as otherwise agreed to by Target, notwithstanding termination of this Agreement, Acq Corp will keep, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to keep, all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than Acq Corp's or Acq Corp's directors, officers, employees, affiliates or agents, and then only on a confidential basis; PROVIDED, HOWEVER, that Acq Corp may disclose
Confidential Information (i) as required by law, rule, regulation or judicial process, including as required to be disclosed in connection with the Merger, the Registration Statement and the Other Filings, (ii) to its attorneys, accountants and financial advisors or (iii) as requested or required by any Governmental Entity. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall include all information about Target which has been furnished by Target to Acq Corp; PROVIDED, HOWEVER, that Confidential Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Acq Corp, its attorneys, accountants or financial advisors not permitted by this Agreement, (y) was available to Acq Corp on a non-confidential basis prior to its disclosure to Acq Corp by Target or (z) becomes available to Acq Corp on a non-confidential basis from a Person other than Target who, to the Knowledge of Acq Corp, is not otherwise bound by a confidentiality agreement with Target or is not otherwise prohibited from transmitting the relevant information to Acq Corp. In the event of termination of this Agreement for any reason, Acq Corp shall promptly return all Confidential Information to Target.

          SECTION 7.04.  REASONABLE EFFORTS; NOTIFICATION.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain Permits or waivers from, or to avoid an action or proceeding by, any Governmental Entity (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Target and its Board of Directors shall (including through its officers and directors and other appropriate personnel) (i) take all action necessary to ensure that no state takeover, business combination, control share, fair price or value statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Voting Agreement or any of the other transactions contemplated by this Agreement, (ii) if any state takeover, business combination, control share, fair price or value statute or similar statute or regulation becomes applicable to the Merger, this Agreement or the Voting Agreement or any other transaction contemplated by this Agreement or the Voting Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this

     Agreement and the Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement, and (iii) take all action necessary to assist Acq Corp in connection with efforts reasonably related to obtaining financing for the Merger and related transactions. Notwithstanding the foregoing, the parties acknowledge that Acq Corp and its Affiliates are not obligated by Section 7.04(a) or any other provision of this Agreement to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization with respect to any limited partner of any Affiliate of Acq Corp. Nothing herein shall be deemed to require Acq Corp or any of its Affiliates to take any steps (including without limitation the expenditure of funds) or provide any information to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization, other than is customary in the States of Nevada, Iowa and Colorado for such matters.

               (b) Target shall give prompt notice to Acq Corp of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect (including receiving Knowledge of any fact, event or circumstance which may cause any representation qualified as to the Knowledge of Target to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Acq Corp shall give prompt notice to Target of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect (including receiving Knowledge of any fact, event or circumstance which may cause any representation qualified as to the Knowledge of Acq Corp to be or become untrue or inaccurate in any respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 7.05.  STOCK OPTION PLANS; CHANGE OF CONTROL PLAN.

               (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days before the Closing Date, the Board of Directors of Target (or, if appropriate, any committee administering the Stock Option Plans (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Common Stock (a "STOCK OPTION") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Target (collectively, the "STOCK OPTION PLANS") shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of
     (x) the number of shares of Common Stock subject to such Stock Option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option. A listing of all outstanding Stock Options as of the date hereof, showing what portions of such Stock Options are exercisable as of such date, the dates upon which such Stock Options expire, and the exercise price of such Stock Options, is set forth in Schedule 7.05. Target represents and warrants that it has the authority to provide for the cancellation of all Target Stock Options as provided in this Section 7.05 without the need to obtain consents from the holders of any such Stock Options.

               (b) All Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of Target or any interest in respect of any capital stock of Target shall be deleted as of the Effective Time. Immediately following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of Target, Acq Corp or the Surviving Corporation.

               (c) Target shall take all actions necessary to provide that at or immediately prior to the Effective Time, (i) each then outstanding option or right to acquire shares of Common Stock under Target's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") shall automatically be exercised or deemed exercised and (ii) in lieu of issuing certificates for Common Stock, each option or right holder shall receive an amount in cash (subject to any applicable withholding tax) equal to the product of (x) the number of shares of

     Common Stock otherwise issuable upon such exercise and (y) the Merger Consideration. Target shall use all reasonable efforts to effectuate the foregoing, including, without limitation, amending the Stock Purchase Agreement and obtaining any necessary consents from holders of such options or rights. Target (i) shall not permit the commencement of any new offering period under the Stock Purchase Plan following the date hereof, (ii) shall not permit any optionee or right holder to increase his or her rate of contributions under the Stock Purchase Plan following the date hereof, (iii) shall terminate the Stock Purchase Plan as of the Effective Time, and (iv) shall take any other actions necessary to provide that as of the Effective Time no holder of options or rights under the Stock Purchase Plan will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such option or right.

               (d) As soon as reasonably practicable after the date hereof, Target shall amend its Change of Control Plan, effective as of the date hereof, (i) to delete Section 9 thereof (regarding non-competition provisions) and (ii) to clarify that, except as may be otherwise expressly agreed to in writing by Acq Corp, no participant in the Change of Control Plan shall, upon termination of employment, be entitled to receive an amount in excess of the greater of (x) the amount of such participant's severance compensation as determined under the Change of Control Plan and
     (y) the amount of such participant's severance compensation as determined under any applicable employment agreement between such participant and Target; PROVIDED, that the amendments provided for under this Section 7.05(d) shall only apply with respect to a "Change of Control" (as defined under the Change of Control Plan) resulting from the consummation of the transactions contemplated hereunder.

          SECTION 7.06.  INDEMNIFICATION AND INSURANCE.

               (a) The indemnification obligations set forth in Target's Restated Articles of Incorporation and By-laws on the date of this Agreement shall be duplicated, to the extent permissible under the NRS, in the Surviving Corporation's Articles of Incorporation and By-laws and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Target (the "INDEMNIFIED PARTIES").

               (b) For six years from the Effective Time, the Surviving Corporation shall, unless Acq Corp agrees in writing to guarantee the indemnification obligations set forth in Section 7.06(a), either (x) maintain in effect Target's current directors' and officers' liability insurance covering those Persons who are covered on the date of this Agreement by Target's directors' and officers' liability insurance policy (a copy of which has been made available to Acq Corp) or (y) procure directors' and officers' liability insurance to cover those Persons who are covered on the date of this Agreement by Target's directors' and officers' liability insurance policy with respect to those matters covered by Target's directors' and officers' liability policy; PROVIDED that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.06(b) an amount per annum in excess of 125% of the current annual premiums for the directors' and officers' liability insurance policy approved by Target's Board of Directors on January 22, 1998 (the "MAXIMUM PREMIUM") and, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that shall be required to be purchased or maintained shall be such amount that may be purchased or maintained for the Maximum Premium.

               (c) Section 7.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Target, Acq Corp, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Acq Corp and the Surviving Corporation.

          SECTION 7.07.  FEES AND EXPENSES.

               (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

               (b) Target shall pay, or cause to be paid, in same day funds to Acq Corp the sum of (x) all of the reasonably documented out-of-pocket expenses (the "EXPENSES") of Acq Corp and (y) $10,000,000 (the "TERMINATION FEE") upon demand if (i) Acq Corp terminates this Agreement pursuant to
     Section 9.01(d) and prior to such termination a Takeover Proposal shall have been made; (ii) Target terminates this Agreement pursuant to Section 9.01(e);

     or (iii) prior to any other termination of this Agreement (which termination does not result from the failure of Acq Corp to cause any condition specified in Section 8.03 to be satisfied), a Takeover Proposal shall have been made and within 12 months of such termination, a transaction constituting a Takeover Proposal is consummated or Target enters into an agreement with respect to, or the Board of Directors of Target or a committee thereof approves or recommends a Takeover Proposal. The amount of Expenses payable under this subsection (b) shall be the amount set forth in an estimate delivered by Acq Corp or Target, as the case may be, following the date such expenses become payable, subject to upward or downward adjustment, upon delivery of reasonable documentation therefor.

          SECTION 7.08. PUBLIC ANNOUNCEMENTS. Acq Corp, on the one hand, and Target, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the parties will use reasonable efforts to cooperate in good faith with respect to such press release or other public statement). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 7.09. TITLE POLICIES. Target agrees that, prior to the Effective Time, it will use its reasonable efforts to cause such officers of Target and its Subsidiaries, as Acq Corp's or Acq Corp's Title Insurer may reasonably require, to execute such reasonable and customary affidavits as shall permit such Title Insurer to issue an endorsement to its title insurance policies insuring title to the real properties owned or leased by Target or any of its Subsidiaries to the effect that the Title Insurer will not claim as a defense under any such policy failure of insured to disclose to the Title Insurer prior to the date of the relevant policy any defects, Liens, encumbrances or adverse claims not shown by public records and known to the insured (but not known to Acq Corp) prior to the Effective Time.

          SECTION 7.10. TRANSFER TAXES. All liability for transfer or other similar taxes arising out of or related to the sale of Common Stock to the Acq Corp or the consummation of any other transaction contemplated by this Agreement ("TRANSFER TAXES") shall be borne by Target. Target shall file or cause to be filed all returns relating to such Transfer Taxes which are due, and, to the extent appropriate or required by law, the stockholders of Target shall cooperate with respect to the filing of such returns.

          SECTION 7.11. MAINTENANCE OF COMMITMENT. Acq Corp shall maintain in effect the arrangements contemplated by Section 5.04 until the earlier of (i) the consummation of the Merger and (ii) subject to the proviso below, six months following any termination of this Agreement prior to the Effective Time; PROVIDED that Acq Corp's obligations pursuant to this Section 7.11 shall terminate if and when (a) Acq Corp terminates this Agreement pursuant to Section 9.01(d) or (b) Target enters into a definitive agreement with respect to a Takeover Proposal or such a proposal is consummated.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

          SECTION 8.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of all shares of Common Stock entitled to be cast in accordance with applicable law and Target's Restated Articles of Incorporation.

               (b) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or the transactions contemplated thereby shall be in effect; PROVIDED, in the case of a decree, injunction or other order, each of the parties shall have used their best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

          SECTION 8.02. CONDITIONS TO OBLIGATIONS OF ACQ CORP. The obligations of Acq Corp to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Acq Corp shall have received certificates signed on behalf of Target by its President and its Chief Financial Officer to such effect.

               (b) AGREEMENTS AND COVENANTS. Target shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Acq Corp shall have received certificates signed on behalf of Target by its President and its Chief Financial Officer to such effect.

               (c) NO MATERIAL ADVERSE EFFECT. From the date hereof through and including the Effective Time, no event shall have occurred which would have a material adverse effect on Target or any Material Subsidiary.

               (d) CANCELLATION OF STOCK OPTIONS AND SARS. As of the Effective Time, all Stock Options shall have been cancelled.

               (e) GAMING AUTHORITY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Acq Corp to consummate the Merger and to permit it and each of its Subsidiaries to conduct their businesses in the jurisdictions regulated by such Gaming Authorities after the Effective Time in the same manner as conducted by Target and its Subsidiaries prior to the Effective Time shall have been obtained or made, as applicable.

               (f) THIRD PARTY CONSENTS. All consents, orders, approvals, authorizations, registrations, findings of suitability and action of any Governmental Entity other than a Gaming Authority required to permit the consummation of the Merger shall have been obtained or made, free of any condition.

               (g) REGISTRATION STATEMENT. The Registration Statement shall have become effective in accordance with the Exchange Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          SECTION 8.03. CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following condition:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Acq Corp contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement), and Target shall have received certificates signed on behalf of Acq Corp by its President to such effect.

               (b) AGREEMENTS AND COVENANTS. Acq Corp shall have performed, in all material respects, all obligations and complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time , and Target shall have received certificates signed on behalf of Acq Corp by its President to such effect.

               (c) GAMING AUTHORITY APPROVAL. All licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and all filings, notices or declarations required to be made with, any Gaming Authority to permit Acq Corp to consummate the Merger shall have been obtained or made, as applicable.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Target:

               (a)  by mutual written consent of Acq Corp and Target;

               (b) by either Acq Corp or Target if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; PROVIDED, in the case of a order, decree, ruling or other order, each of the parties shall have used their best efforts to prevent the entry of any such order, decree, ruling or other order and to appeal as promptly as possible any order, decree, ruling or other order that may be entered; PROVIDED FURTHER, the right to terminate this Agreement pursuant to the foregoing clause shall not be available to any party that fails to comply with Section 7.04(a);

               (c) by either Acq Corp or Target, at any time after February 1, 1999, if the Effective Time shall not have occurred on or prior to such date; PROVIDED, HOWEVER, in the event that the parties shall have received from any responsible individual of each Gaming Authority (i) the approval of which is required to be obtained to permit Acq Corp to consummate the Merger and (ii) which has not prior to February 1, 1999 finally determined whether such approval shall be granted, reasonable assurances (written or oral) that a hearing is scheduled or can reasonably be expected to be scheduled on or prior to April 1, 1999, then, in such event, neither party may terminate this Agreement pursuant to this Section 9.01(c) prior to April 1, 1999;

               (d) by Acq Corp, if this Agreement has not been approved by holders of at least two-thirds of the outstanding shares of Common Stock within 120 days after the date hereof; or

               (e) by Target in connection with entering into a definitive agreement in accordance with Section 6.03(b), PROVIDED, it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee.

          SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Target or Acq Corp as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acq Corp or Target, other than the provisions of
Section 7.03, Section 7.07, this Section 9.02 and Article X and except to the extent that such termination results from the wilful or grossly negligent and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity.

          SECTION 9.03. AMENDMENT. This Agreement may be amended by the mutual agreement of the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of Target; PROVIDED, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 9.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 9.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to
Section 9.04 shall, in order to be effective, require in the case of Acq Corp or Target, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                    ARTICLE X

                               GENERAL PROVISIONS

          SECTION 10.01. NONSURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, none of the representations and warranties in this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

          SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acq Corp, to:

               c/o Colony Capital, Inc.
               1999 Avenue of the Stars, Suite 1200
               Los Angeles, California 90067
               Telephone:  310-282-8813
               Facsimile: 310-282-8813
               Attention:  Kelvin L. Davis

               and

               c/o Colony Capital, Inc.
               201 Main Street, Suite 2420
               Fort Worth, Texas 76102
               Telephone:  817-871-4023
               Facsimile: 817-871-4088
               Attention:  Wade Hundley
               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               300 South Grand Avenue, Suite 3400
               Los Angeles, California  90071
               Attention:  Jonathan H. Grunzweig, Esq.
               Telephone:  213-687-5000
               Facsimile:  213-687-5600

               (b)  if to Target, to

               Highway 50 and Stateline Avenue
               P.O. Box 128
               Lake Tahoe, Nevada 89449
               Telephone:  702-588-2411
               Facsimile:


               with a copy to:

               Morgan, Lewis & Bockius LLP
               300 South Grand Avenue, Suite 2200
               Los Angeles, California  90071
               Attention:  Peter P. Wallace, Esq.
               Telephone:  213-612-2500
               Facsimile:  213-612-2554


               and with a copy to:

               Scarpello & Alling, Ltd.
               276 Kingsbury Grade, Suite 2000
               Post Office Box 3390
               Lake Tahoe, Nevada  89449
               Attention:  Ronald D. Alling, Esq.
               Telephone:  702-588-6676
               Facsimile:  702-588-4970

          SECTION 10.03. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Voting Agreement and the consummation of the transactions contemplated by such Voting Agreement are transactions contemplated by this Agreement. To the extent any restriction on the activities of Target or its Subsidiaries under the terms of this Agreement, including with respect to any negative pledge or other restriction on the ability of Target to dispose of stock of any Colorado, Iowa or Nevada Subsidiary, requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

          SECTION 10.04. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 10.05. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Voting Agreement constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

          SECTION 10.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW.

          SECTION 10.07. GAMING LAWS. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

          SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Acq Corp may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any controlled affiliate of Colony Capital, Inc., PROVIDED such party assumes Acq Corp's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 10.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any Federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Nevada.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, Acq Corp and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       HARVEYS ACQUISITION CORPORATION


                                       By:  /s/ KELVIN L. DAVIS
                                            -----------------------------
                                            Name:  Kelvin L. Davis
                                            Title:  President

                                       HARVEYS CASINO RESORTS


                                       By:  /s/ CHARLES W. SCHARER
                                            -----------------------------
                                            Name:  Charles W. Scharer
                                            Title: Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer